UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

THE KEYW HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland (State or other jurisdiction of incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400

Hanover, Maryland 21076

(Address of principal executive offices) (Zip Code)

(443) 733-1600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement

Underwriting Agreement

On July 16, 2014, The KEYW Holding Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of several underwriters (collectively, the “Underwriters”), relating to the issuance and sale of $130,000,000 aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2019 (or $149,500,000 if the Underwriters exercise their over-allotment option in full) (the “Notes”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for up to 30 days after the closing of the offering, to purchase up to an additional $19,500,000 principal amount of the Notes solely to cover over-allotments, if any.

The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-195458), which became effective on May 14, 2014 (the “Registration Statement”), as supplemented by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2014, and the final prospectus supplement filed with the Commission on July 16, 2014.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities.

Pursuant to the Underwriting Agreement, directors and executive officers of the Company entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 to this Current Report and incorporated herein by reference.

In connection with the offering, the legal opinion as to the legality of the Notes sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Indenture

On July 21, 2014, the Company closed its previously announced public offering of the Notes. In connection with the issuance of the Notes, the Company entered into an indenture (the “Base Indenture”) with Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto, between the same parties (the “First Supplemental Indenture,” and together with the “Base Indenture,” the “Indenture”).

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The terms of the Notes are governed by the Indenture. The Notes bear interest at a rate of 2.50% per annum on the principal amount thereof, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Notes will mature on July 15, 2019, unless earlier repurchased or converted. The Company may not redeem the Notes prior to their stated maturity date.

The Notes are senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. The Notes will be senior in right of payment to any existing or future indebtedness which is subordinated by its terms. The Notes are structurally subordinated to all liabilities of the Company’s subsidiaries and are effectively junior to the secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

Holders may convert their Notes under the following conditions at any time prior to the close of business on the business day immediately preceding January 15, 2019, in multiples of $1,000 principal amount, under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending September 30, 2014, if the last reported sale price of the Company’s common stock, $0.001 par value (the “Company common stock”), for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•	during the five business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of that period was less than 98% of the product of the last reported sale price of Company common stock and the conversion rate for the Notes for each such trading day;

•	upon the occurrence of specified corporate events as described in the Indenture; or

•	following the Company’s delivery of a notice of the spin-off of its subsidiary, Hexis Cyber Solutions, Inc. (the “Hexis spin-off”).

In addition, holders may convert their Notes at their option at any time on or after January 15, 2019 until the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, without regard to the foregoing circumstances.

The conversion rate for the Notes is initially 67.4093 shares of Company common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $14.83 per share of Company common stock, and is subject to adjustments upon the occurrence of certain specified events, including the initial public offering of the Company’s subsidiary, Hexis Cyber Solutions, Inc., as set forth in the Indenture. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Company common stock or a combination of cash and shares of Company common stock, at its election, as described in the Indenture.

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In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase the Notes at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The events of default, which may result in the acceleration of the maturity of the Notes, include default by the Company in the payment of principal of the Notes, default by the Company in the payment of interest on the Notes when due and the continuance of such default for a period of 30 days, failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture and such failure continues for 3 business days, failure by the Company to provide timely notice of a fundamental change or specified corporate transaction, if required, failure by the Company to comply with its obligations in respect of certain merger transactions, failure by the Company to perform certain of its agreements required under the Indenture if such failure continues for 90 days after notice is given in accordance with the Indenture, failure by the Company to timely discharge certain other indebtedness, entry of certain judgments against the Company which are not paid, discharged or stayed within 60 days, certain events of bankruptcy or insolvency involving the Company or any significant subsidiary (as defined in the Indenture) of the Company, and failure by the Company to comply with its obligation to postpone the record date of the Hexis spin-off, if necessary.

If an event of default, other than an event of default involving bankruptcy or insolvency of the Company or a significant subsidiary of the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding, to be due and payable immediately. If an event of default involving bankruptcy or insolvency events with respect to the Company or a significant subsidiary of the Company occurs, then 100% of the principal amount of, and all accrued and unpaid interest on, all the Notes, will automatically become immediately due and payable without any notice or other action by the Trustee or any holder. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will consist exclusively of the right of the holders of the Notes to receive additional interest on the Notes.

The description of the Base Indenture, the First Supplemental Indenture and related form of Note are qualified by reference to the to the complete text of such documents, which are attached to this Current Report as Exhibits 4.1, 4.2 and 4.3, respectively. The Base Indenture and First Supplemental Indenture are incorporated herein by reference.

Capped Call Transactions

On July 16, 2014, the Company entered into capped call transactions with each of Royal Bank of Canada and Bank of America, N.A. (collectively, the “Counterparties” and such transactions, the “Capped Call Transactions”). The Capped Call Transactions have an initial strike price of approximately $14.8348 per share, which corresponds to the initial conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the Notes, and have a cap price of approximately $19.3760. The Capped Call Transactions cover, subject to anti-dilution adjustments, 8,763,209 shares of the Company’s common stock, which is the same number of shares of the Company’s common stock initially underlying the Notes.

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The Capped Call Transactions are expected generally to reduce the potential dilution to the Company’s common stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of any converted Notes, as the case may be, in the event that the market price per share of the Company’s common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions as adjusted pursuant to the anti-dilution adjustments. If, however, the market price per share of the Company’s common stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, upon conversion of the Notes to the extent that such market price exceeds the cap price of the Capped Call Transactions.

The Company has been advised that, in connection with the Capped Call Transactions, the Counterparties or their respective affiliates have entered into various derivative transactions with respect to the Company’s common stock concurrently with, or expect to enter into shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Notes at the time of such activity.

In addition, the Company has been advised that the Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the ability of holders of the Notes to convert the Notes.

The Company intends to exercise options it holds under the Capped Call Transactions whenever Notes are converted on or after January 15, 2019, and expects that upon any conversions of Notes prior to January 15, 2019 or any repurchase of Notes by the Company, a corresponding portion of the Capped Call Transactions will be terminated. Upon such termination, the Company expects to receive from the Counterparties either a number of shares of the Company’s common stock with an aggregate market value equal to, or an amount of cash equal to, the value of the Capped Call Transactions or a portion thereof, as the case may be, being early terminated, subject to the terms of the Capped Call Transactions. The Company has been advised that the Counterparties or their respective affiliates, in order to unwind their hedge positions with respect to those exercised or terminated options, are likely to buy or sell shares of the Company’s common stock or other securities or instruments of the Company, including the Notes, in secondary market transactions or unwind various derivative transactions with respect to such common stock during the relevant valuation period under the Capped Call Transactions, which generally corresponds to the observation period for the converted Notes. These unwind activities could have the effect of increasing or decreasing the trading price of the Company’s common stock and, to the extent the activity occurs during any observation period related to a conversion of Notes, could have the effect of increasing or reducing the value of the consideration that holders of the Notes will receive upon conversion of the Notes.

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The Capped Call Transactions are separate transactions entered into by and between the Company and the Counterparties and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to Capped Call Transactions.

The description of the Capped Call Transactions in this report is a summary and is qualified in its entirety by the terms of each of the confirmations for the Capped Call Transactions filed as Exhibits 10.1 and 10.2 to this Current Report, which are incorporated herein by reference.

New Revolving Credit Facility

On July 21, 2014, the Company, as a guarantor, entered into a senior secured credit agreement (the “Credit Agreement”) by and among itself, The KEYW Corporation, as the borrower (the “Borrower”), certain subsidiary guarantors of the Borrower and the Company (the “Subsidiary Guarantors”), Royal Bank of Canada, Bank of America, SunTrust Bank (or one of their respective affiliates) and other lenders arranged by RBC Capital Markets, LLC (the “Lenders”) and Royal Bank of Canada, as sole administrative agent (the “Administrative Agent”). The Credit Agreement replaces that certain amended and restated credit agreement dated as of November 20, 2012, by and among the Company, the Borrower, the Administrative Agent and the lenders and subsidiary guarantors identified therein (the “Former Credit Agreement”).

The Credit Agreement provides the Borrower a $42.5 million revolving credit facility (the “Revolver”). The Revolver includes a swingline loan commitment of up to $10.0 million and a letter of credit facility of up to $15.0 million.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable rate plus, at the Company’s option, either (a) adjusted LIBOR or (b) a base rate. The Company will also be required to pay a facility fee to the Lenders for any unused commitments and customary letter of credit fees.

The outstanding amount of revolving loans shall be prepaid with (a) 100% of the net cash proceeds of all asset sales or other dispositions of property by Borrower and its subsidiaries, (b) 100% of the net cash proceeds of issuances of debt obligations of Borrower and its subsidiaries after the closing date (other than permitted debt), and (c) 100% of the net cash proceeds of any public offering or disposition, after the closing date, of the equity of Borrower or its subsidiaries (other than up to 33% of the equity of Hexis Cyber Solutions, Inc. or sales to Borrower or its subsidiaries).

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The Company may voluntarily repay outstanding loans under the Revolver at any time without premium or penalty, subject to customary fees in the case of prepayment of LIBOR based loans.

The Revolver will mature on the earlier to occur of (i) the fifth anniversary of the closing of the Credit Agreement, and (ii) the date that is 180 days prior to the maturity date of the notes unless the notes are converted into equity, repaid, refinanced or otherwise satisfied on terms permitted under the Credit Agreement.

The Credit Agreement will contain a number of negative covenants that will, among other things, restrict, subject to certain exceptions, the Company and its subsidiaries’ ability to: incur additional indebtedness; incur additional liens; sell all or substantially all of the Company’s assets; consummate certain fundamental changes; change the Company’s lines of business or make certain restricted payments (including cash payments upon conversion of the Notes if a default or event of default exists under the facility or if, after giving effect to such payments and any debt incurred to make such payments, the Company is not in pro forma compliance with the financial covenants and other financial tests under the facility, or cash payments to pay the purchase price of the Notes). The Credit Agreement will also contain certain customary affirmative covenants and events of default.

The Credit Agreement will require the Company to maintain a maximum consolidated senior secured leverage ratio and a minimum cash interest coverage ratio. The consolidated senior secured leverage ratio test measures the ratio of the Company’s consolidated funded indebtedness (other than consolidated funded indebtedness that is unsecured) to trailing four quarter Consolidated EBITDA (as defined in the Credit Agreement). This ratio is permitted to be no greater than 2.25 to 1.00 as of the end of any fiscal quarter during the applicable period. The cash interest coverage ratio test measures the ratio of trailing four quarter Consolidated EBITDA minus taxes paid in such period to consolidated interest expense paid in such period in cash. This ratio is permitted to be no less than 3.50 to 1.00.

The Revolver is secured by a security interest and lien on substantially all of the Company’s, the Borrower’s and the Subsidiary Guarantor’s assets including a pledge of one hundred percent of the equity securities of the Borrower and the Subsidiary Guarantors.

A copy of the Credit Agreement is attached to this current report on Form 8-K as Exhibit 10.3, and it is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Credit Agreement and the transactions contemplated thereby is not intended to be complete, and it is qualified in its entirety by the complete text of the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement

Effective as of July 21, 2014, in connection with the Company’s entry into the Credit Agreement the Company’s Former Credit Agreement was terminated. Concurrently, the associated Security Agreement dated October 1, 2012 was also terminated. The Company used approximately $93.70 million of the net proceeds from the Notes offering to repay the outstanding balances under the Former Credit Agreement.

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under the headings Indenture and New Revolving Credit Facility in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On July 16, 2014, the Company issued a press release announcing the pricing of its $130 million principal amount of Notes and the granting to the Underwriters of an over-allotment option to purchase an additional $19.5 million principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.1.

On July 21, 2014, the Company issued a press release announcing the closing of the offering of the Notes and a new $42.5 million revolving credit facility. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement among the Company and RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives, dated July 16, 2014.
4.1	Indenture, dated July 21, 2014, between the Company and Wilmington Trust, National Association, as trustee.
4.2	First Supplemental Indenture, dated July 21, 2014, between the Company and Wilmington Trust, National Association, as trustee.
4.3	Form of 2.50% Convertible Senior Note due 2019 (incorporated by reference to Exhibit 4.2 hereto).
5.1	Opinion of Holland & Knight LLP
10.1	Base Call Option Transaction Confirmation, dated as of July 16, 2014, between the Company and Royal Bank of Canada.
10.2	Base Call Option Transaction Confirmation, dated as of July 16, 2014, between the Company and Bank of America, NA.

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10.3	Credit Agreement, dated as of July 21, 2014, among The KEYW Corporation, as the Borrower, certain subsidiaries of the Borrower and the Company, as Guarantors, the lenders identified in the Credit Agreement and Royal Bank of Canada, as Administrative Agent.
12.1 23.1	Computation of Ratio of Earnings to Fixed Charges Consent of Holland & Knight LLP (included as part of Exhibit 5.1).
99.1	Press release, dated July 16, 2014, issued by the Company.
99.2	Press release, dated July 21, 2014, issued by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2014	THE KEYW HOLDING CORPORATION

	By:	/s/ Philip L. Calamia
Name: Philip L. Calamia
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement among the Company and RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives, dated July 16, 2014.
4.1	Indenture, dated July 21, 2014, between the Company and Wilmington Trust, National Association, as trustee.
4.2	First Supplemental Indenture, dated July 21, 2014, between the Company and Wilmington Trust, National Association, as trustee.
4.3	Form of 2.50% Convertible Senior Note due 2019 (incorporated by reference to Exhibit 4.2 hereto).
5.1	Opinion of Holland & Knight LLP
10.1	Base Call Option Transaction Confirmation, dated as of July 16, 2014, between the Company and Royal Bank of Canada.
10.2	Base Call Option Transaction Confirmation, dated as of July 16, 2014, between the Company and Bank of America, NA.
10.3	Credit Agreement, dated as of July 21, 2014, among The KEYW Corporation, as the Borrower, certain subsidiaries of the Borrower and the Company, as Guarantors, the lenders identified in the Credit Agreement and Royal Bank of Canada, as Administrative Agent.
12.1 23.1	Computation of Ratio of Earnings to Fixed Charges Consent of Holland & Knight LLP (included as part of Exhibit 5.1).
99.1	Press release, dated July 16, 2014, issued by the Company.
99.2	Press release, dated July 21, 2014, issued by the Company.

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